ITEM 77C
                                                                       Exhibit 1

                    Dreyfus Premier Manager Funds I ("DPMFI")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


     A Special Meeting of Shareholders of DPMFI was held on June 29, 2006. Out of a total of 2,078,726,519.197 shares ("Shares") entitled to vote at the meeting, a total of 1,916,075,122.709 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:

                                                       Shares
                                _____________________________________
                                 For                Authority Withheld
                                ______________________________________

To elect additional Board Members:

        Peggy C. Davis*        1,895,922,608.665      20,152,514.044

        James Henry*           1,895,886,280.824      20,188,841.885

        Dr. Martin Peretz*     1,895,903,623.080      20,171,499.629


*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

In addition, Joseph S. DiMartino, David P. Feldman, Ehud Houminer, Gloria Messinger, and Anne Wexler will continue as Board members of the fund.